                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  BUFFETS, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement, if
                           other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

          ----------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     5)   Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ----------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3)   Filing Party:

          ----------------------------------------------------------------------

     4)   Date Filed:

          ----------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

M1:0243862.01

                                    BUFFETS, INC.
                                  10260 VIKING DRIVE
                          EDEN PRAIRIE, MINNESOTA 55344-7229

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                    TO BE HELD ON
                                     MAY 13, 1997

To the Shareholders of Buffets, Inc.

         The annual meeting of shareholders of Buffets, Inc., a Minnesota corporation, will be held in accordance with the By-laws of the Company on Tuesday, May 13, 1997, at 9:00 a.m. at the Company's Old Country Buffet restaurant, 4808 Highway 101, Minnetonka, Minnesota, for the following purposes:

         1.   Electing a board of six directors for the ensuing year;

         2. Approving Deloitte & Touche LLP as independent auditors for the Company for the current fiscal year; and

         3. Transacting such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on March 28, 1997 will be entitled to notice of and to vote at the annual meeting.

         You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please mark, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.



                             BY ORDER OF THE BOARD OF DIRECTORS

                             H. Thomas Mitchell, Secretary

Eden Prairie, Minnesota
March 31, 1997

                                     BUFFETS, INC.
                                  10260 VIKING DRIVE
                          EDEN PRAIRIE, MINNESOTA 55344-7229

                                   PROXY STATEMENT

         The approximate date on which this proxy statement and the accompanying form of proxy are being first sent to shareholders is April 4, 1997.

                        SOLICITATION AND REVOCABILITY OF PROXY

         The enclosed proxy is solicited on behalf of the Board of Directors of Buffets, Inc., a Minnesota corporation, for use at the annual meeting of shareholders to be held on May 13, 1997. The Company will bear the cost of preparing and mailing the proxy, proxy statement and any other material furnished to shareholders by the Company in connection with the annual meeting. Proxies will be solicited by use of the mails, and officers and employees of the Company may also solicit proxies by telephone or personal contact. Officers and employees of the Company will receive no special remuneration for any such solicitation activities. The Company will inquire of any record holders known to be brokers, dealers, banks or their nominees whether other persons are the beneficial owners of shares held in their names and, if so, will take steps necessary to supply copies of solicitation materials to such beneficial owners. All valid proxies will be voted at the annual meeting in accordance with the instructions set forth in the proxies.

         A shareholder executing a proxy may revoke it at any time before its exercise by filing with the Secretary of the Company, before or at the meeting, a written instrument of revocation or a duly executed proxy bearing a later date.

         The Common Stock of the Company, par value $.01 per share, is the only authorized and outstanding voting security of the Company. Only those holders of the Company's Common Stock whose names appear of record on the Company's books at the close of business on March 28, 1997 will be entitled to notice of and to vote at the annual meeting. At the close of business on March 28, 1997, there were 45,204,504 shares of Common Stock outstanding, each entitled to one vote per share. Holders of Common Stock do not have cumulative voting rights.

         The Annual Report of the Company, including financial statements, for the year ended January 1, 1997 is being furnished to each shareholder with this proxy statement.

                      ITEM 1:  NUMBER AND ELECTION OF DIRECTORS

GENERAL

         The By-laws of the Company provide that at each annual meeting the shareholders shall determine the number of directors to constitute the Board of Directors and shall elect such directors. Each director elected serves until the next annual meeting of shareholders and until his or her successor is elected and qualified.

NOMINEES

         The Board of Directors recommends that the shareholders set the number of directors at six and that the nominees named below be elected as directors of the Company for the ensuing year. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the annual meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.

                                            PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
       NAME (AGE)         DIRECTOR SINCE                 FOR LAST FIVE YEARS
----------------------------------------------------------------------------------------
Walter R. Barry, Jr. (63)     1995          Private investor since 1985; Executive
                                            Vice President of General Mills Inc. from
                                            June 1979 to December 1986; Director of
                                            Interactive Technologies Inc. since May
                                            1995 (1)

Roe H. Hatlen (53)            1983          Co-Founder of the Company; Chairman and
                                            Chief Executive Officer of the Company
                                            since 1983; President of the Company from
                                            May 1989 to September 1992

Dr. Christian F. Horn (69)    1996          Director of the Company since September
                                            1996; Director of HomeTown Buffet, Inc.
                                            ("HomeTown") from 1991 to 1996; President
                                            and Chief Executive Officer of Horn
                                            Investment Corp., a venture capital firm,
                                            since 1991; President of Grace Ventures
                                            Corporation, also a venture capital firm,
                                            from 1983 to 1996; Managing Partner since
                                            1987 of Horn Venture Partners, L.P. and
                                            Horn Venture Partners II, L.P., the
                                            general partners of Cupertino Ventures
                                            Partnership II, L.P. and Cupertino
                                            Ventures Partnership III, L.P.
                                            respectively; Director of Roadhouse Grill,
                                            Inc. since January 1994 and Chairman of
                                            the Board since August 1996 (2) (3)

Alan S. McDowell (58)         1984          Private investor since 1983; Director of
                                            AGCO Corporation (4)

C. Dennis Scott (50)          1996          Vice Chairman and Chief Operating Officer
                                            of the Company since September 1996;
                                            Co-Founder of HomeTown; Director and Chief
                                            Executive Officer of HomeTown since 1989;
                                            Co-Founder of the Company; President of
                                            the Company from 1983 to 1989 (2)


                                            3


                                            PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
       NAME (AGE)         DIRECTOR SINCE                 FOR LAST FIVE YEARS
----------------------------------------------------------------------------------------
David Michael Winton (68)     1990          Managing Partner, Winton Partners and
                                            Parsnip River Company since early 1980s (5)

----------------------

(1) General Mills Inc. markets consumer foods. Interactive Technologies Inc. designs, markets and manufactures wireless security systems, access-control systems and monitoring equipment.
(2) HomeTown was a publicly held operator of buffet-style restaurants until its merger with Country Delaware, Inc., a wholly-owned subsidiary of the Company, in September 1996 (the "HomeTown Merger"); it is now a wholly-owned subsidiary of the Company.
(3) Roadhouse Grill, Inc. is a publicly held company that owns, operates, licenses and franchises full-service, casual dining restaurants under the name "Roadhouse Grill".
(4) AGCO Corporation is a publicly held farm equipment manufacturer and distributor.
(5) Winton Partners and Parsnip River Company are investment partnerships.

VOTE REQUIRED

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company present in person or by proxy and entitled to vote at the annual meeting is required for the election of each nominee. For this purpose, a shareholder (including a broker) who does not give a proxy authority to vote, or withholds authority to vote with respect to the election of directors, shall not be considered present and entitled to vote on such election. If a shareholder does not otherwise direct, the shares represented by the proxy solicited hereby will be voted in favor of each of the above-named nominees.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

                            CERTAIN INFORMATION REGARDING
                        THE BOARD OF DIRECTORS OF THE COMPANY

         During fiscal 1996, the Board of Directors of the Company met five times and otherwise conducted business by written action. During this period each director attended 75% or more of the aggregate of the total number of Board meetings and total number of meetings held by all committees of the Board on which he served. Board members who are not also officers or employees of the Company receive a fee of $1,000 for each regular meeting attended, $500 for each special meeting attended and a $2,000 quarterly fee. In addition, Board members are reimbursed for travel expenses incurred in connection with Board and committee meetings.

         The Board of Directors has an Audit Committee consisting during fiscal 1996 of Messrs. Barry, McDowell, Winton and Lipkin (who is not standing for re-election as a director at the annual meeting). The principal functions of the Audit Committee are to (i) recommend to the Board of Directors the independent public accountants to act as the Company's independent auditors; (ii) discuss with representatives of management and the independent auditors the scope and procedures used in auditing the records of the Company; and (iii) review the financial statements of the Company. The Audit Committee met once during fiscal 1996. Audit Committee members receive a fee of $500 for each special meeting attended.

         The Company also has a Compensation and Stock Option Committee (the "Compensation Committee") consisting of Messrs. Lipkin, McDowell and Winton, three of the five non-employee directors of the Company during fiscal 1996. The principal functions of the Compensation Committee are to review and recommend compensation for executive personnel and to administer the Company's stock option plans. The Compensation Committee met three times during fiscal 1996 and otherwise conducted business by written action. Compensation Committee members receive a fee of $500 for each special meeting attended.

         At the February 18, 1997 meeting of its Board of Directors, the Company formed a Director Candidate Search Committee comprised of Messrs. Barry, McDowell and Winton. The principal function of the Director Candidate Search Committee is to identify suitable candidates to stand for election to the Company's Board of Directors. The Director Candidate Search Committee has not yet met as of the date of this proxy statement and has not yet formed a policy regarding nominees recommended by shareholders.

         Alan S. McDowell, a director of the Company, was paid $100,000 for services rendered to the Company in his capacity as a director in connection with the HomeTown Merger.


                          COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL

         The Compensation Committee establishes the general compensation policies of the Company and specific compensation for each executive officer of the Company, and administers the Company's stock option plans. The Compensation Committee attempts to structure the compensation packages of the executive officers of the Company to attract and retain persons of exceptional quality and to include effective incentives to motivate Company executives to continue the success and growth of the Company.

         The Company's executive compensation packages, the terms of which generally are established early each year, consist of three principal components: (i) base salaries, (ii) cash bonuses and (iii) stock options. The Compensation Committee's basic compensation philosophy is that a significant portion of each executive officer's compensation should be tied directly to the Company's fortunes, and it accordingly provides cash bonuses tied to net pre-tax profits that may approach and frequently exceed each such officer's annual base compensation, and stock options with significant long-term appreciation potential.

BASE SALARIES AND CASH BONUSES

         In order to set the base salary and bonus formula for each executive officer, including the Chief Executive Officer, the Compensation Committee reviews the financial performance of the Company over the most recently completed fiscal year (principally revenues, net income and return on equity), the responsibilities and performance of each individual officer and the compensation levels of personnel with similar responsibilities at other comparable companies within the restaurant industry. Apart from the factors described in the preceding sentence, members of the Compensation Committee also take into account various other factors considered by them to be relevant in evaluating the performance and appropriate compensation of each individual officer (principally the rate of operating management turnover, the number and cost of new restaurants opened during the preceding fiscal year, the performance of both those restaurants and older restaurants, the level of various categories of expenses and the general effectiveness of asset utilization).
All factors are evaluated subjectively in the sense that the Compensation Committee does not attempt as part of its deliberations to rigorously weight, quantify or otherwise relate them to specific levels of compensation. The Compensation Committee believes that the inherent flexibility and administrative simplicity of this approach outweigh the benefits of a more elaborate quantitative approach.

         In 1996, the Compensation Committee established the formulas for cash bonuses to be paid to each executive officer of the Company (excluding the executive officers appointed by the Company following the HomeTown Merger), including the Chief Executive Officer, at the same time it determined base salaries. Each such executive officer's cash bonus was computed as a percentage of the Company's net pre-tax profits (excluding certain merger, asset impairment and site closing costs). The Compensation Committee selected a percentage for each such executive officer intended to result in bonus compensation which, if the Company met profit objectives, would constitute a significant portion of such executive officer's total cash compensation for the year, ranging from
 .025% to 0.5% of net pre-tax profits.

         The Compensation Committee selected higher percentages for more senior executive officers, in part to reflect higher base salaries, but also to ensure that a greater portion of such officers' total cash compensation was exposed to the risk of Company performance. Accordingly, in 1996, the cash bonus paid to the Chief Executive Officer represented approximately 56% of his total 1996 cash compensation, and the aggregate bonuses paid to all of the executive officers of the Company as a group (excluding the executive officers appointed by the Company following the HomeTown Merger), including the Chief Executive Officer, represented approximately 44% of the group's total 1996 cash compensation.

    The Compensation Committee determined to maintain the 1996 salaries and cash bonus formulas of the Company's executive officers (excluding the executive officers appointed by the Company following the HomeTown Merger), including the Chief Executive Officer, at 1995 levels.

STOCK OPTION PROGRAM

         The Compensation Committee believes that compensation through the Company's stock option program, which provides the opportunity for stock ownership (and significant long-term appreciation in value), should represent the most significant component of executive officer compensation. The Compensation Committee believes that the use of such a stock option program is the most effective means to align the long-term interests of its executive officers with those of the Company's shareholders.

         The Company's stock option plans authorize the Compensation Committee to award key employees, including the Chief Executive Officer and the other executive officers, options to purchase Common Stock of the Company. The stock option plans provide the Compensation Committee with broad discretion to determine the recipients of such awards and the terms of the options awarded. The Compensation Committee has exercised such discretion in implementing a program of annual stock option grants to Company employees. The annual grant program, which has been in place for the past five years, consists of annual grants of specified numbers of options to employees in specified job positions, ranging from 500 options to restaurant level and certain administrative employees to 15,000 options to the Chief Executive Officer and Chief Operating Officer, 12,500 options to the President, 10,000 options to each Executive Vice President, and 5,000 options to each Vice President of the Company. The Compensation Committee has established the number of options to be granted to each participating employee after considering the same factors considered in setting base salary and bonuses, as well as additional factors such as the number of options available under the Company's stock option plans and the historical performance of the Company's stock. The number established for various levels of participating employees generally increases with their authority and responsibility for Company affairs. Grants are made at the time a person first qualifies for options under the program (for example, when promoted to a new position) and then again annually in each succeeding year. Employees may receive two option grants in any fiscal year in which they have been promoted. The annual stock option grant program is subject to change from time to time by the Compensation Committee.

         In addition to the annual stock option grant program, the Compensation Committee has made in the past, and may make in the future, further stock option grants to employees, including executive officers. Additional information about stock option awards made to each executive officer of the Company named in the Summary Compensation Table is set forth in the tables below.

         The Compensation Committee believes that its approach to compensation, as represented by the different components of each executive officer's compensation package, and the resulting levels of compensation paid to the Company's executive officers, continues to be appropriate.

EXECUTIVE OFFICERS APPOINTED FOLLOWING THE HOMETOWN MERGER

    A number of former executive officers of HomeTown were appointed as executive officers of the Company following the HomeTown Merger on September 20, 1996. In general, such executive officers continued to be compensated at the same salary levels at which they had been compensated at HomeTown, except where the executive officer's new position represented a promotion, in which case the salary payable by the Company was increased commensurately. Cash bonuses were paid to such executive officers based on the performance of HomeTown up to September 20, 1996 and bonus criteria that had been set by HomeTown prior to the HomeTown Merger. In addition, the compensation of Kerry A. Kramp, who was appointed as President of the Company following the HomeTown Merger, was negotiated with Mr. Kramp in connection with the Employment Agreement dated September 20, 1996 by and between the Company and Mr. Kramp (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Kramp received an incentive stock option to purchase 75,000 shares of the Company's Common Stock. See "Employment Agreements," below. With the exception of such options granted to Mr. Kramp, no options were granted to such executive officers in 1996 other than options granted by HomeTown prior to the HomeTown Merger. The salary, cash bonuses and stock options of such executive officers for 1997 have been or will be determined by the Compensation Committee on the same basis as all the other executive officers of the Company.

OTHER ANNUAL COMPENSATION

         The Company also provides certain executive officers (including the Chief Executive Officer) with automobile allowances and pays certain travel expenses. In addition, the Company occasionally defrays moving expenses of executive officers (as well as other management employees) when such a move is made at the Company's request. The Compensation Committee considers such payments, which are administered by the Company, to be incidental to the primary compensation objectives described above, and the amounts of such payments are for the most part unrelated to Company performance. The Company paid Mr. Kramp and David Goronkin, previously Vice President of Operations of HomeTown who was appointed as an Executive Vice President of Operations of the Company following the HomeTown Merger, relocation expenses in the amounts of $44,830 and $51,300, respectively.

POLICY AS TO NONDEDUCTIBLE COMPENSATION

         Internal Revenue Code Section 162(m) limits the deductibility of compensation over $1,000,000 paid by a company to an executive officer. Other than limiting the maximum number of shares that may be awarded to any employee under the 1995 Stock Option Plan in any calendar year to 100,000 shares, the Compensation Committee currently does not have a policy with respect to Section 162(m) because it is unlikely that such limit will apply to compensation paid by the Company to any of the Company's executive officers for at least the current year.

                                   Raymond A. Lipkin
                                   Alan S. McDowell
                                   David Michael Winton

SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer and each of the four other highest paid executive officers of the Company at the end of fiscal 1996. Amounts shown indicate compensation paid for service to the Company in all capacities.

                               SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------
                                                                        LONG TERM
                                                                       COMPENSATION
                                             ANNUAL COMPENSATION (1)      AWARDS
                                             -----------------------   ------------
                                                                          SHARES
     NAME AND PRINCIPAL                                                 UNDERLYING     ALL OTHER
         POSITION(S)                 YEAR      SALARY         BONUS     OPTIONS (#)   COMPENSATION
   ----------------------            ----      ------         -----    ------------   ------------
Roe H. Hatlen, Chairman of the       1996     $150,000      $189,576       15,000
Board and Chief Executive Officer    1995      152,885       219,605       15,000
                                     1994      140,615       194,585       15,000

C. Dennis Scott, Chief Operating     1996      194,231       114,245       35,100
Officer (2)                          1995      164,600        87,500       58,500
                                     1994      127,000        46,900       46,800

Kerry A. Kramp,                      1996      159,423        98,980      110,100      $48,086(3)
President (2)                        1995      128,100        53,000       17,550
                                     1994      115,400        25,000       11,700

Neal L. Wichard,                     1996      152,212        96,745       35,100
Senior Vice President of             1995      131,700        70,000       58,500
Real Estate (2)                      1994      101,500        46,900       23,400

Rick H. White, Executive Vice        1996      100,000        86,999       10,000
President of Operations (4)          1995      101,923        87,842       40,000
                                     1994       73,846        77,833       10,000

---------------------------------

(1) 1995 base salaries are for a 53 week fiscal year.
(2) Position held since the HomeTown Merger on September 20, 1996; includes compensation paid by HomeTown through that date.
(3) Includes $44,830 in relocation expenses paid to Mr. Kramp in connection with the HomeTown Merger.
(4) Position held since December 1994. From September 1992 to December 1994 Mr. White served as a Vice President of Operations.

OPTIONS GRANTED IN FISCAL 1996

         The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to stock options granted during the fiscal year ended January 1, 1997.

                                         Option Grants in Last Fiscal Year
------------------------------------------------------------------------------------------------------------------
                              INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE VALUE AT
-------------------------------------------------------------------------------           ASSUMED ANNUAL
                                      PERCENT OF TOTAL                                 RATES OF STOCK PRICE
                  NUMBER OF SHARES   OPTIONS GRANTED TO   EXERCISE                APPRECIATION FOR OPTION TERM (1)
                     UNDERLYING         EMPLOYEES IN       PRICE     EXPIRATION         5% ($)         10% ($)
    NAME          OPTIONS GRANTED       FISCAL YEAR        ($/SH)       DATE
    ----          ---------------       -----------        ------       -----     --------------------------------
Roe H. Hatlen          15,000              1.16 %          $ 12.88     5/20/06      $ 121,455        $ 307,792

C. Dennis Scott        35,100(2)           2.71              11.86     5/14/06        261,800          663,453

Kerry A. Kramp         35,100(2)           2.71              11.86     5/14/06        261,800          663,453
                       75,000              5.79              10.50     9/20/06        495,255        1,255,072

Neal L. Wichard        35,100(2)           2.71              11.86     5/14/06        261,800          663,453

Rick H. White          10,000               .77              12.00     2/26/06         75,467          191,249

-----------------------------

(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(2) Options granted under the HomeTown Buffet, Inc. 1991 Stock Incentive Plan, as amended (the "HomeTown Plan").

         These options, other than those identified above as granted under the HomeTown Plan (as to which see below), were granted under the Company's 1988 or 1995 Stock Option Plan as discussed in "Compensation Committee Report on Executive Compensation--Stock Option Program" set forth above. Such options have ten year terms, have exercise prices per share equal to fair market value, as determined under the Plan, of a share of Common Stock on the date of grant, and are exercisable in 20% increments on the five anniversary dates after the date of grant. Such options are exercisable only while the named executive officer is an employee of the Company or, if such officer has been continuously employed by the Company (or a parent or subsidiary thereof) for at least twelve full calendar months following the grant of the option, during a limited period after cessation of such officer's employment (and then only to the extent such options were exercisable immediately prior to such cessation), the duration of which period ranges from three months to one year depending on the timing of and reason for such cessation. Such options expire when they cease to become exercisable. Such options are automatically accelerated (and become exercisable in full) in the event of a friendly or hostile "change in control" of the Company. A "change in control" will result if certain changes in the Board of Directors, certain concentrations of voting power or certain mergers, sales of corporate assets or similar transactions occur. The grants to each named executive officer are conditioned upon such officer agreeing not to compete with the Company during such officer's employment and for a period of two years thereafter.

     In connection with the HomeTown Merger on September 20, 1997, the Company assumed options to purchase 1,533,059 shares of HomeTown Common Stock issued to HomeTown's directors, officers, employees and consultants under the HomeTown Plan. Each option outstanding under the HomeTown Plan was converted into an option to acquire 1.17 shares of Company Common Stock, at a proportionally adjusted exercise price per share, and the Company assumed the HomeTown Plan. The Company also assumed 58,333 non-qualified stock options granted outside of the HomeTown Plan; each such option was also converted into an option to acquire
1.17 shares of Company Common Stock, at a proportionally adjusted exercise price per share.

     Incentive stock options granted under the HomeTown Plan have ten-year terms and were granted at the fair market value of HomeTown Common Stock on the date of grant. The options vest in 20% increments on each of the first through fifth anniversaries of the grant date. If the recipient's relationship with the Company terminates, then all currently vested options must be exercised within thirty days; if the relationship ends because of death or disability, however, the recipient's options must be exercised within twelve months. Options that are not exercised within these periods and those that are not yet vested terminate. Options are not transferable except following the recipient's death. In the event of a merger or similar transaction, the Company's Board of Directors may provide that all options issued under the HomeTown Plan shall become immediately exercisable within thirty days. There are no "change-of-control" provisions under the HomeTown Plan. The non-qualified stock option agreements referred to above have similar provisions.

ADDITIONAL INFORMATION ABOUT OPTIONS

          The following table sets forth, as to each executive officer named in the Summary Compensation Table, certain information with respect to stock options exercised during the last fiscal year and unexercised options held as of the end of the fiscal year.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SHARES UNDERLYING       VALUE OF UNEXERCISED
                     SHARES                     UNEXERCISED OPTIONS AT FISCAL     IN THE MONEY OPTIONS AT
                    ACQUIRED        VALUE               YEAR-END (#)                FISCAL YEAR-END (2)
                       ON        REALIZED (1)   -----------------------------   ----------------------------
     NAME         EXERCISE (#)       ($)        EXERCISABLE     UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
--------------    ------------   ------------   -----------     -------------   -----------    -------------
Roe H. Hatlen           0             0           453,000            72,000      $ 328,125       $      0

C. Dennis Scott         0             0            58,500           117,000        164,268         41,067

Kerry A. Kramp          0             0            57,330           159,240        274,096        152,650

Neal L. Wichard         0             0            49,140           102,960        172,411         43,103

Rick H. White           0             0            51,350            63,200            862              0

------------------------
(1) Market value of underlying securities on date of exercise minus the exercise price.
(2)  Market value of underlying securities at year-end minus the exercise price.

                                PERFORMANCE GRAPH

          The graph below compares the cumulative total shareholder return, assuming the reinvestment of all dividends, on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Restaurant Index for the same periods.


                                     [GRAPH]



                                              Fiscal Year
--------------------------------------------------------------------------------
                         1991      1992      1993      1994      1995      1996
--------------------------------------------------------------------------------
S&P 500 INDEX            $100   $107.62   $118.46   $120.03   $165.13   $203.05
--------------------------------------------------------------------------------
BUFFETS, INC.             100    102.73    160.94     61.72     85.94     57.03
--------------------------------------------------------------------------------
RESTAURANTS               100    128.10    149.55    149.09    223.60    220.93
--------------------------------------------------------------------------------

                              EMPLOYMENT AGREEMENTS

          In connection with the HomeTown Merger, the Company entered into an Employment Agreement dated September 20, 1996 with Kerry A. Kramp, formerly President of HomeTown, pursuant to which the Company engaged Mr. Kramp as President of the Company (the "Employment Agreement"). The Employment Agreement continues until September 20, 1998 or earlier termination by the Company or Mr. Kramp; provided, however, that if the Company terminates the Employment Agreement prior to September 20, 1998, other than for cause or inability to work (in each case, as defined in the Employment Agreement), or if Mr. Kramp terminates the Employment Agreement for certain reasons specified therein, Mr. Kramp will be entitled to receive his base salary for the greater of (i) the period commencing on the date of termination and ending on September 20, 1998, or (ii) the 12-month period commencing on the date of termination. The Employment Agreement entitles Mr. Kramp to an annual minimum base salary of $200,000 and to participate in the Company's cash bonus program with the opportunity, based on meeting established performance criteria, to earn bonus compensation equal to at least 50% of his base compensation. Mr. Kramp also received a grant under the Company's 1988 Stock Option Plan of stock options to purchase 75,000 shares of the Company's Common Stock, exercisable at the fair market value on the date of grant. The Employment Agreement contains certain restrictive covenants, including certain covenants not to compete for a period following termination and limitations on the disclosure or use of proprietary information.

          In connection with the HomeTown Merger, the Company also agreed that if Messrs. Scott or Wichard is terminated by the Company prior to September 20, 1997 without cause, such terminated executive officer will be entitled to a severance payment from the Company equal to nine months of such person's base salary at HomeTown immediately prior to the HomeTown Merger.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

SUMMARY OF OWNERSHIP

          The following table shows ownership of the Common Stock of the Company as of March 24, 1997 (unless otherwise indicated), by each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Shares are held directly with sole investment and voting power unless otherwise indicated.

     NAME AND ADDRESS OF INDIVIDUAL OR                               APPROXIMATE
             IDENTITY OF GROUP                   NUMBER OF SHARES      PERCENT
--------------------------------------------------------------------------------

Roe H. Hatlen                                    1,718,461    (1)        3.8%
  10260 Viking Drive
  Eden Prairie, MN 55344

C. Dennis Scott                                  1,168,770    (2)        2.6

Kerry A. Kramp                                      92,676    (3)         *

Neal L. Wichard                                    542,002    (4)        1.2

Rick H. White                                       77,910    (5)         *

Walter R. Barry, Jr.                                36,124    (6)         *

Christian F. Horn                                  529,071    (7)        1.2

Raymond A. Lipkin                                   20,300    (8)         *

Alan S. McDowell                                   255,680    (9)         *

David Michael Winton                             1,288,941   (10)        2.9

The Capital Group Companies. Inc.                4,564,100   (11)       10.1
   333 South Hope Street
   Los Angeles, CA 90071

Capital Guardian Trust Company (11)
  333 South Hope Street
  Los Angeles, CA 90071

Massachusetts Financial Services Company         3,818,487   (12)        8.4
  500 Boylston Street
  Boston, MA 02116

MFS Series Trust II - MFS Emerging
Growth Fund (12)
  500 Boylston Street
  Boston, MA 02116

     NAME AND ADDRESS OF INDIVIDUAL OR                               APPROXIMATE
             IDENTITY OF GROUP                   NUMBER OF SHARES      PERCENT
--------------------------------------------------------------------------------

All directors and executive officers             6,017,180   (13)       13.0%
  as a group (16 persons)


------------------------
* Less than one percent.

(1) Includes 132,026 shares owned of record by members of Mr. Hatlen's family sharing his household and 93,744 shares owned of record by Mr. Hatlen's wife as trustee for their children, as to all of which Mr. Hatlen disclaims beneficial ownership, and 71,000 shares owned of record by the Hatlen Foundation (of which Mr. Hatlen is an officer) and 474,000 shares subject to stock options exercisable within 60 days.

(2) Includes 87,750 shares owned of record by Mr. Scott's wife, as to which Mr. Scott disclaims beneficial ownership, and 87,750 shares subject to stock options exercisable within 60 days.

(3) Includes 157 shares owned of record by Mr. Kramp as custodian for his nephew and nieces, and 87,750 shares subject to stock options exercisable within 60 days.

(4) Includes 447,525 shares owned of record by Mr. Wichard's family trust with respect to which Mr. Wichard shares both voting and dispositive power with his wife, 17,550 shares owned of record by Mr. Wichard's wife and 877 shares owned of record by Mr. Wichard's wife as custodian for their daughter, as to all of which Mr. Wichard disclaims beneficial ownership, and 76,050 shares subject to stock options exercisable within 60 days.

(5) Includes 10 shares owned by Mr. White's wife, as to which Mr. White disclaims beneficial ownership, and 69,950 shares subject to stock options exercisable within 60 days.

(6)  Includes 6,000 shares subject to stock options exercisable within 60 days.

(7) Includes 493,971 shares owned of record by two partnerships with respect to which Mr. Horn has sole voting and dispositive power.

(8) Includes 300 shares owned of record by Mr. Lipkin as custodian for his daughter.

(9) Includes 19,680 shares owned of record by Mr. McDowell's daughter and son and 13,000 shares owned of record by the McDowell Foundation (of which Mr. McDowell is an officer), as to all of which Mr. McDowell disclaims beneficial ownership.

(10) Includes 1,251,874 shares over which Mr. Winton shares both voting and dispositive discretion as a general partner of Parsnip River Company and 36,383 shares over which Mr. Winton shares voting and dispositive power as trustee of certain trusts for the benefit of his children.

(11) The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies which, in the aggregate, have sole power to vote 4,165,100 of such shares and sole power to dispose of all of such shares. The Capital Group Companies, Inc. does not itself exercise investment or voting power over any such shares but may be deemed to beneficially own such shares by virtue of Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Such shares include 3,424,800 shares over which Capital Guardian Trust Company, a wholly-owned subsidiary of The Capital Group Companies, Inc., exercises voting and/or dispositive power. Of such 3,424,800 shares, which represent approximately 7.6% of the Company's outstanding Common Stock, Capital Guardian Trust Company has sole power to vote 3,025,800 shares and sole power to dispose of all of such shares. The Capital Group Companies, Inc. and Capital Guardian Trust Company disclaim beneficial ownership with respect to all of the shares referred to herein. The information relating to the beneficial ownership of The Capital Group Companies, Inc. and Capital Guardian Trust Company has been derived from the Schedule 13G dated February 12, 1997 filed by such companies with the Securities and Exchange Commission. The number of shares beneficially owned by The Capital Group Companies, Inc. and Capital Guardian Trust Company, respectively, is stated as of December 31, 1996.

(12) Massachusetts Financial Services Company has sole power to vote 3,673,090 of such shares and sole power to dispose of all of such shares. These shares include 2,953,050 shares, which represent approximately 6.5% of the Company's outstanding Common Stock, over which MFS Series Trust II - MFS Emerging Growth Fund exercises voting and/or dispositive power. The information relating to the beneficial ownership of Massachusetts Financial Services Company and MFS Series Trust II - MFS Emerging Growth Fund has been derived from the Schedule 13G dated February 12, 1997 filed by Massachusetts Financial Services Company with the Securities and Exchange Commission. The number of shares beneficially owned by Massachusetts Financial Services Company and MFS Series Trust II - MFS Emerging Growth Fund, respectively, is stated as of December 31, 1996.

(13) Includes an aggregate of 1,014,595 shares subject to stock options exercisable within 60 days held by all directors and executive officers as a group.

                         BENEFICIAL OWNERSHIP REPORTING

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file periodic reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it and of written representations from certain reporting persons regarding filings required to be made by such persons, the Company believes that, subject to the exception described below, all persons required under Section 16(a) to file beneficial ownership reports with respect to the Company's Common Stock during the fiscal year ended January 1, 1997 or prior years complied with all such reporting requirements. Dr. Christian F. Horn, a director of the Company, was late in filing his Form 5 with respect to the fiscal year ended January 1, 1997; the Form 5 reported two transactions.


                              CERTAIN TRANSACTIONS

          In 1995, the Company committed to make charitable contributions aggregating $250,000 to Minnesota Life College, a Minnesota nonprofit corporation. Of this sum, $145,000 has been paid to Minnesota Life College through December 31, 1996, with the remainder expected to be paid in 1997, although the entire amount was expensed in 1995. In addition, the Company donated a further sum of $32,192 to Minnesota Life College in January 1997, representing 1% of the value of Old Country Buffet and HomeTown Buffet gift certificates sold by the Company during its Christmas promotion in November and December 1996. Minnesota Life College is organized and operated to help young adults with learning disabilities make the transition to independent living.
Roe H. Hatlen, the Chairman and Chief Executive Officer of the Company, is a founder and a director of Minnesota Life College; his wife, Beverly T. Hatlen, is a founder and Chair of the Board; Marguerite C. Nesset, the Vice President of Accounting and Controller of the Company, is the Treasurer and a director. The Company is entitled to appoint two directors of Minnesota Life College. The directors currently appointed by the Company are Mr. Hatlen and Ms. Nesset.

          Kerry A. Kramp, Thomas F. Hubbard and K. Michael Schrader, the Company's President, Executive Vice President of Real Estate and Development and Vice President of Human Resources, respectively, were indebted to the Company during 1996 in the maximum amounts of $204,731, $108,781 and $67,438, respectively. As of March 28, 1997, the amount outstanding under such loans were $173,904, $110,633 and $68,855, respectively. Mr. Kramp's loan is evidenced by a promissory note in favor of the Company dated December 31, 1996 in the principal sum of $173,904 and is secured by the pledge by Mr. Kramp of certain Company Common Stock and stock options. The promissory note includes loans previously made to Mr. Kramp by HomeTown Buffet, Inc. under promissory notes dated August 23, 1993 and April 13, 1995, as well as $86,400 advanced to Mr. Kramp by the Company in 1996. Interest accrues on the unpaid principal balance of Mr. Kramp's loan at the rate of 8% per annum. Mr. Hubbard's loans are evidenced by two promissory notes in favor of HomeTown Buffet, Inc., one dated November 9, 1993 in the principal sum of $21,000 (interest accrues on the unpaid principal balance at the rate of 7% per annum), and the other dated August 13, 1996 in the principal sum of $85,000 (interest accrues on the unpaid principal balance at a rate equal to the prevailing prime rate of First Bank of Minneapolis plus 1% per annum). Mr. Hubbard's loans are secured by the pledge by Mr. Hubbard of certain Company Common Stock and stock options. Mr. Schrader's loan is evidenced by a promissory note in favor of HomeTown Buffet, Inc. dated August 7, 1996 in the principal sum of $65,000 and is secured by the pledge by Mr. Schrader of certain Company Common Stock and stock options. Interest accrues on the unpaid principal balance of Mr. Schrader's loan at the prevailing prime rate of First Bank of Minneapolis plus 1% per annum. All of the amounts advanced to Messrs. Kramp,

Hubbard and Schrader in 1996 were in connection with, or in anticipation of, the relocation of such persons to Minneapolis.

                         ITEM 2:  SELECTION OF AUDITORS

          The Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 1997, it being intended that such appointment would be presented for ratification by the shareholders. Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended January 1, 1997. Deloitte & Touche LLP will have representatives at the meeting who will have an opportunity to make a statement and will be available to respond to appropriate questions.

          In the event the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Board of Directors.

          THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.


                     SHAREHOLDER PROPOSALS AND OTHER MATTERS

          All shareholder proposals to be presented at the next annual meeting of the Company and to be included in the Company's proxy statement and form of proxy must be received by the Company no later than December 5, 1997. The Company suggests that all such proposals be sent to the Company by certified mail return receipt requested.

          Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.



                                BY ORDER OF THE BOARD OF DIRECTORS

                                H. Thomas Mitchell, Secretary


Dated:  March 31, 1997.

                              [Front of proxy card]

                                  BUFFETS, INC.
                 PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

          The undersigned hereby appoints Clark C. Grant and H. Thomas Mitchell, and each of them, with full power of substitution, as proxies to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's Old Country Buffet restaurant, 4808 Highway 101, Minnetonka, Minnesota at
9:00 a.m. on Tuesday, May 13, 1997, and at any adjournments thereof, with all powers the undersigned would possess if personally present, upon the matters set forth in the Notice of Annual Meeting and Proxy Statement, as directed on the reverse side hereof.

          Any proxy heretofore given by the undersigned with respect to such shares is hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement is hereby acknowledged.

               (To be Completed, Signed and Dated on Reverse Side)

                             [Reverse of proxy card]

/X/  Please mark your votes as in this example.

The Board of Directors shall consist of six members.

Nominees:    Walter R. Barry, Jr.            Alan S. McDowell
             Roe H. Hatlen                   C. Dennis Scott
             Dr. Christian F. Horn           D. Michael Winton


1.   Election of Directors              FOR            WITHHOLD
                                        / /            / /

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name below)

---------------------------------------------------

2.   Approving Deloitte & Touche        FOR       AGAINST        ABSTAIN
     LLP as independent auditors        / /       / /            / /
     for the current fiscal year.

3. Transaction of such other business as may properly come before the meeting and any adjournments thereof.

NOTE: THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

PLEASE RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


-------------------------------------------       -------------
SIGNATURE                                         DATE


-------------------------------------------       -------------
SIGNATURE (SIGNATURE IF HELD JOINTLY)             DATE

NOTE:     Please mark, date and sign exactly as name appears hereon, including designation as executor, trustee, etc. if applicable. A corporation must sign in its name by the President or other authorized officer. All co-owners must sign.


M1:0234650.05